EXHIBIT 99.1

Vanguard Natural Resources, LLC Reports Record Third Quarter 2008 Financial Results

Houston, TX - November 14, 2008 - (Business Wire) - Vanguard Natural Resources, LLC (NYSEArca: VNR) (“Vanguard” or “Company”) today reported financial and operational results for the third quarter of 2008. The Company reported the following highlights for the third quarter:

•	Achieved Adjusted EBITDA (a non-GAAP financial measure defined below) of $13.8 million, up 65% over $8.4 million in the third quarter of 2007 and up 16% over second quarter 2008.

•
Generated distributable cash flow (a non-GAAP financial measure defined below) of $5.6 million for the three months ended September 30, 2008 representing a 118% increase over the $2.6 million generated in the third quarter of 2007. In addition, we generated $19.0 million of distributable cash flow for the nine months ended September 30, 2008 as compared to $7.0 million in the same period in 2007, a 172% increase.

•	Reported daily production of 16,932 Mcfe, up 46% over 11,632 Mcfe/day in the third quarter of 2007 and up 7% over second quarter 2008 volumes.

•	Production rate of approximately 19,200 Mcfe for the month of September 2008, a 13% increase over average daily production volumes for the third quarter.

•
Recorded net income of $71.8 million for the quarter ended September 30, 2008. Excluding the impact of non-cash unrealized gains and losses in our commodity and interest rate derivative contracts, Adjusted Net Income (a non-GAAP financial measure defined below) was $5.9 million, up 459% over $1.1 million in the third quarter of 2007 and up 14% over second quarter 2008.

•
Increased quarterly distribution to $0.50 representing a 12% increase over the distribution in the second quarter of 2008 and an 18% increase over the initial distribution set at the time of our IPO in October 2007.

•
Announced that the Company will restate first and second quarter 2008 financial results due to a change in the accounting treatment for derivative contracts. The restatement does not impact the economics of the hedge transactions nor does it affect the Company’s liquidity, adjusted EBITDA, distributable cash flow, total assets, total liabilities, members’ capital, or the amount of available cash to pay distributions in any historical or future period.

Mr. Scott W. Smith, President and CEO, commented, “Our results this quarter were in line with our expectations with the addition of the South Texas properties and the amount of capital expenditures we incurred in the drilling of over 14 net wells in our three operating areas. As we had stated previously, this increased level of investment was a direct result of lack of rig availability earlier in the year and is not reflective of our expected level of capital expenditures each quarter going forward. During the fourth quarter, we expect to see the full benefits of our drilling program and property acquisitions as illustrated by our enhanced production rate exiting the third quarter, and we will focus our capital expenditures on select re-completions and well-connects of previously drilled wells in Appalachia, the drilling of two additional wells in south Texas and well completion work on the newly drilled wells in the Permian Basin. In the current commodity environment, we and our operating partners have elected to defer the drilling of additional development wells until such time as drilling, completion and service costs decline to levels commensurate with the decline in the commodity prices. We are fortunate that our extensive inventory of proved undeveloped locations in Appalachia and South Texas is associated with acreage that is held by production.”

Mr. Richard Robert, Executive Vice President and CFO, added, “As was expected, distributable cash flow this quarter was impacted by an unusually large amount of drilling, recompletions, and other capital expenditures. We anticipate that the results of the fourth quarter of 2008 will normalize our distribution coverage ratio for the year and bring it in line with our current expectation of approximately 1.15 to 1.20 times for 2008. Looking forward, our unitholders will benefit from the long-term hedging strategy that we have implemented. As outlined in detail in our press release on October 28, 2008, the price we receive for a significant percentage of our natural gas and oil is set at attractive levels for several years to come. We will continue to monitor our production and cash flows and will adjust our capital expenditures accordingly in order to maintain financial flexibility and liquidity in order to take advantage of opportunities which may arise in these volatile markets.”

EXHIBIT 99.1

Third Quarter 2008 Results

During the third quarter of 2008, the Company produced 1,558 MMcfe, resulting in Adjusted EBITDA of $13.8 million and net income of $71.8 million. Excluding the impact of non-cash changes in the fair value of our commodity and interest rate derivative contracts, Adjusted Net Income was $5.9 million. Adjusted EBITDA is the primary measure used by Company management to evaluate cash flow and the Company’s ability to sustain or increase distributions. Our definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most comparable GAAP financial measure, net income, are provided in this release. Our definition of Adjusted Net Income and a reconciliation of Adjusted Net Income to its most comparable GAAP financial measure, net income, are provided in this release.

In the third quarter of 2008, the Company participated in the drilling of 29 gross (12.2 net) wells in Appalachia. In the Permian Basin, the Company participated in 1 gross (1 net) well and in South Texas, the Company participated in 2 gross (0.9 net) wells. All of the wells drilled in the third quarter were successfully completed.

Cash Distributions

On October 15, 2008, the Company declared a cash distribution attributable to the third quarter of 2008 of $0.50 per unit, payable on November 14, 2008 to unitholders of record on October 31, 2008. This quarterly distribution of $0.50 per unit represents an increase of $0.055 per unit, or 12%, over the second quarter 2008 distribution of $0.445 and an increase of $0.075 per unit, or 18%, over the $0.425 distribution initially set forth in the prospectus for our initial public offering which was completed on October 29, 2007.

Restatement of Previously Issued Unaudited Quarterly Financial Statements in 2008

On November 10, 2008, in connection with preparing its quarterly report for third quarter 2008 and discussion with BDO Seidman, LLP, the Company’s new independent registered public accounting firm, management of the Company and the Audit Committee of its Board of Directors concluded that the contemporaneous formal documentation it had prepared to support its initial hedge designations and subsequent assessments for ineffectiveness in connection with the Company’s natural gas and oil hedging program in 2008 did not meet the technical requirements to qualify for cash flow hedge accounting treatment in accordance with Statement of Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The primary reasons for this determination were that the formal hedge documentation lacked specificity of the hedged cash flow and the quantitative subsequent assessments for ineffectiveness were insufficient. Therefore, the cash flow designations failed to meet hedge documentation requirements for cash flow hedge accounting treatment. In addition, the natural gas derivative swap contracts entered into in 2007 were de-designated as cash flow hedges in the first quarter of 2008 due to an overhedged position in natural gas which made them ineffective.

Under SFAS No. 133, the fair value of hedge contracts is recognized in the Consolidated Balance Sheet as an asset or liability, and the amounts received or paid under the hedge contracts are reflected in earnings during the period in which the underlying production occurs. If the hedge contracts qualify for hedge accounting treatment, the fair value of the hedge contract is recorded in “accumulated other comprehensive income”, and changes in the fair value do not affect net income in the period. If the hedge contract does not qualify for hedge accounting treatement, the change in the fair value of the hedge contract is reflected in earnings during the period as unrealized gain or loss on commodity derivatives. Under the cash flow accounting treatment used by the Company, the fair values of the hedge contracts were recognized in the consolidated balance sheets with the resulting unrealized gain or loss recorded initially in accumulated other comprehensive income and later reclassified through earnings when the hedged production affected earnings. As a result of the determination that the documentation failed to meet cash flow hedge accounting treatment, the unrealized gain or loss should have been recorded in the consolidated statements of operations as a component of earnings. In addition, the net derivative loss at December 31, 2007 related to the de-designated natural gas derivative swap contracts entered into in 2007 will continue to be reported in accumulated other comprehensive income until the month in which the transactions settle.

The Company will restate its consolidated unaudited quarterly financial statements for March 31, 2008 and June 30, 2008. The restatement does not impact the economics of the hedge transactions nor does it affect the Company’s liquidity, adjusted EBITDA, distributable cash flow, total assets, total liabilities, members’ capital, or the amount of available cash to pay distributions in any historical or future period. The restatement did not have any impact on any of the Company’s financial covenants under its reserve-based credit facility.

The Company expects the restatement will have the following effects on unrealized loss on commodity derivative contracts, net income (loss), and diluted income (loss) per unit for the three months ended March 31, 2008 and June 30, 2008 the impact of which has been reflected in the operating results for the nine months ended September 30, 2008:

EXHIBIT 99.1

Vanguard Natural Resources, LLC
Restatement of Historical Financial Results
(Unaudited)
	Quarter Ended

	June 30, 2008	March 31, 2008

Unrealized loss on commodity derivative contracts:
As previously reported	$—	$—
As restated	$(52,186,386)	$(20,209,757)

Net income (loss):
As previously reported	$5,164,168	$4,276,020
As restated	$(47,019,744)	$(15,932,236)

Basic and diluted net income (loss) per unit:
As previously reported	$0.46	$0.38
As restated	$(4.19)	$(1.42)

The Company plans to file its Quarterly Report on Form 10-Q for the three months ended September 30, 2008 with the Securities and Exchange Commission today. The Company expects to file amended Quarterly Reports on Form 10-Q for the periods ended March 31, 2008 and June 30, 2008 as soon as practicable.

Mr. Robert stated, “It is unfortunate that our earnings will now include the volatility related to non-cash mark to market fair value changes on our derivative contracts as it will now require the readers to analyze our Consolidated Statement of Operations in greater detail to ascertain the operating results that generate the cash that we distribute to our unitholders. However, on a positive note, this change in accounting treatment provides the Company with the flexibility to make investment and hedging decisions absent concerns about maintaining cash flow hedge accounting treatment.”

Presentations

On November 21, 2008 at 10:10 am Central Time, the Company will be part of a panel at RBC Capital Markets 2008 MLP Conference at the Four Seasons Hotel at Las Colinas in Dallas, Texas. In addition, the Company will be available for one-on-one meetings during the day.

On December 10, 2008 at 10:35 am Eastern Time, the Company will be presenting at the 7th Annual Wachovia Pipeline and Energy MLP Conference at the Jumeirah Essex House in New York, NY. In addition, the Company will be available for one-on-one meetings in the afternoon of December 9, 2008 and on December 10 when not presenting.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. CST to review its financial results.

To participate, analysts, investors, media and the public in the U.S. may pre-register by using the following URL: https://www.theconferencingservice.com/prereg/key.process?key= P6PMVJYTA. Alternatively, you may dial 888-713-4213 shortly before 10:00 a.m. (CST). The international phone number is 617-213-4865. The conference passcode is 44711769.

A replay will be available for a seven-day period approximately one hour after the end of the call by dialing 888-286-8010 or 617-801-6888 (international). The replay passcode is 94392427.

EXHIBIT 99.1

A live audio webcast of the conference call and the earnings press release will be available on the Investor Relations page of Vanguard’s web site (http://www.vnrllc.com).

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly-traded limited liability company, focused on the acquisition and development of natural gas and oil properties in the United States. Vanguard’s assets consist primarily of producing and non-producing natural gas and oil reserves located in the southern portion of the Appalachian Basin, the Permian Basin, and South Texas. More information on Vanguard can be found on its website at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Vanguard Natural Resources, LLC
Operating Statistics
(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2008		2007		2008		2007
Net Natural Gas Production:
Appalachian gas (MMcf)	923		1,002		2,693		3,102
Permian gas (MMcf)	-		-		150	(a)	-
South Texas gas (MMcf)	239	(b)	-		240	(b)
Total natural gas production (MMcf)	1,162		1,002		3,083		3,102

Average Appalachian daily gas production (Mcf/day)	10,031		10,892		9,827		11,363
Average Permian daily gas production (Mcf/day)	-		-		618	(a)	-
Average South Texas daily gas production (Mcf/day)	3,684	(b)	-		3,684	(b)	-
Average Vanguard daily gas production (Mcf/day)	13,715		10,892		14,129		11,363

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including realized gains (losses) on commodity derivative contracts	$11.35	(c)	$9.44	(c)	$10.78	(c)	$8.73	(c)
Net realized gas price, excluding realized gains (losses) on commodity derivative contracts	$11.46		$6.69		$11.56		$8.14

Net Oil Production:
Appalachian oil (Bbls)	11,122		11,348		32,543		19,861
Permian oil (Bbls)	54,924		-		157,463	(a)	-
Total oil (Bbls)	66,046		11,348		190,006		19,861

Average Appalachian daily oil production (Bbls/day)	121		123		119		73
Average Permian daily oil production (Bbls/day)	597		-		648	(a)	-
Average Vanguard daily oil production (Bbls/day)	718		123		767		73

Average Oil Sales Price per Bbls:
Net realized oil price, including realized gains (losses) on commodity derivative contracts	$93.26		$82.46		$87.62		$73.03
Net realized oil price, excluding realized gains (losses) on commodity derivative contracts	$114.01		$82.46		$105.56		$73.03

(a)	The Permian Basin acquisition closed on January 31, 2008 and as such only eight months of operations are included in the nine month period ended September 30, 2008.

(b)	The South Texas acquisition closed on July 28, 2008 and as such only two months of operations are included in the three month and nine month period ended September 30, 2008.

(c)	Excludes amortization of premiums paid and non-cash settlements on derivative contracts.

EXHIBIT 99.1

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008 (a)	2007	2008 (a) (b)	2007
Revenues:
Natural gas and oil sales	$20,838,797	$7,641,064	$55,692,781	$26,709,417
Realized gain (loss) on commodity cash flow hedges	—	940,566	—	(725,286)
Total revenues	20,838,797	8,581,630	55,692,781	25,984,131

Costs and expenses:
Lease operating expenses	3,483,968	1,347,565	7,799,721	3,807,985
Depreciation, depletion, amortization and accretion	4,187,241	2,267,050	10,341,243	6,587,339
Selling, general and administrative expenses	1,561,031	1,084,995	4,843,497	2,300,484
Bad debt expense	—	—	—	1,007,458
Taxes other than income	1,263,223	326,175	3,658,301	1,217,167
Total costs and expenses	10,495,463	5,025,785	26,642,762	14,920,433

Income from operations	10,343,334	3,555,845	29,050,019	11,063,698

Other income and (expense):
Interest income	4,265	19,793	16,272	47,439
Interest expense	(1,488,745)	(2,524,427)	(3,862,855)	(6,944,241)
Realized gain (loss) on commodity derivative contracts	(2,943,833)	—	(9,792,946)	—
Unrealized gain (loss) on commodity derivative contracts	66,353,176	—	(6,042,967)	—
Realized loss on interest rate derivative contracts	(39,058)	—	(90,364)	—
Unrealized loss on interest rate derivative contracts	(419,769)	—	(419,769)	—
Loss on extinguishment of debt	—	—	—	(2,501,528)
Total other expense, net	61,466,036	(2,504,634)	(20,192,629)	(9,398,330)

Net income	$71,809,370	$1,051,211	$8,857,390	$1,665,368

Net income per unit:
Common & Class B units - basic	$5.90	$0.18	$0.77	$0.29
Common & Class B units - diluted	$5.90	$0.18	$0.77	$0.29

Weighted average units outstanding:
Common units - basic & diluted	11,749,421	5,540,000	11,115,463	5,540,000
Class B units - basic & diluted	420,000	393,098	420,000	231,410

(a)	The South Texas acquisition closed on July 28, 2008 and as such only two months of operations are included in the three month and nine month period ended September 30, 2008.

(b)	The Permian Basin acquisition closed on January 31, 2008 and as such only eight months of operations are included in the nine month period ended September 30, 2008.

EXHIBIT 99.1

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	December 31, 2007
Assets	(Unaudited)
Current assets
Cash and cash equivalents	$340,850	$3,109,563
Trade accounts receivable, net	11,103,113	4,372,731
Derivative assets	3,723,104	4,017,085
Other current assets	940,824	453,198
Total current assets	16,107,891	11,952,577

Property and equipment, net of accumulated depreciation	195,682	166,455

Natural gas and oil properties, at cost	278,974,900	135,435,240
Accumulated depletion	(38,746,260)	(28,451,891)
Natural gas and oil properties, net - full cost method	240,228,640	106,983,349

Other assets
Derivative assets	486,311	1,329,511
Deferred financing costs	897,521	941,833
Non-current deposits	45,963	8,285,883
Other assets	1,909,537	1,519,577
Total assets	$259,871,545	$131,179,185

Liabilities and members’ equity

Current liabilities
Accounts payable - trade	$184,726	$1,056,627
Accounts payable - natural gas and oil	1,801,613	257,073
Payables to affiliates	5,066,485	3,838,328
Accrued expenses	2,503,386	203,159
Total current liabilities	9,556,210	5,355,187

Long-term debt	134,500,000	37,400,000
Derivative liabilities	10,108,110	5,903,384
Asset retirement obligations	2,404,429	189,711
Total liabilities	156,568,749	48,848,282

Commitments and contingencies

Members’ equity
Members’ capital, 12,145,873 common units issued and outstanding at September 30, 2008 and 10,795,000 at December 31, 2007	107,163,017	90,257,856
Class B units, 420,000 issued and outstanding at September 30, 2008 and December 31, 2007	4,016,122	2,131,995
Accumulated other comprehensive loss	(7,876,343)	(10,058,948)
Total members’ equity	103,302,796	82,330,903

Total liabilities and members’ equity	$259,871,545	$131,179,185

EXHIBIT 99.1

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Net interest expense (including write-off of deferred financing fees);

•	Loss on extinguishment of debt;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Bad debt expenses;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Unit-based compensation expense; and

•	Realized gains and losses on cancelled derivatives.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present distributable cash flow in addition to our reported net income in accordance with GAAP. Distributable cash flow is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Loss on extinguishment of debt;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Bad debt expenses;

•	Amortization of premiums paid and non-cash settlements on derivative contracts;

•	Unrealized gains and losses on commodity and interest rate derivative contracts;

•	Unit-based compensation expense; and

•	Realized gains and losses on cancelled derivatives;

Less:

•	Drilling, captial workover and recompletion expenditures

EXHIBIT 99.1

Distributable cash flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. While distributable cash flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution. Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment. As a result, there will be some volatility in distributable cash flow measured on a quarterly basis. Distributable cash flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Vanguard Natural Resources, LLC
Reconciliation of Net Income to Adjusted EBITDA (1) and Distributable Cash Flow
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008 (2)	2007	2008 (2)(3)	2007

Net income	$71,809,370	$1,051,211	$8,857,390	$1,665,368
Plus:
Interest expense	1,488,745	2,524,427	3,862,855	6,944,241
Loss on extinguishment of debt	-	-	-	2,501,528
Depreciation, depletion, amortization and accretion	4,187,241	2,267,050	10,341,243	6,587,339
Bad debt expense	-	-	-	1,007,458
Amortization of premiums paid and non-cash settlements on derivative contracts	1,450,582	1,813,495	3,981,775	2,546,999
Unrealized (gains) and losses on commodity and interest rate derivative contracts	(65,933,407)	-	6,462,736	-
Unit-based compensation expense	812,034	751,635	2,708,381	1,314,778
Realized loss on cancelled derivatives	-	-	-	776,634
Less:
Interest income	4,265	19,793	16,272	47,439
Adjusted EBITDA	$13,810,300	$8,388,025	$36,198,108	$23,296,906
Less:
Interest expense, net	1,484,480	2,504,634	3,846,583	6,896,802
Drilling, captial workover and recompletion expenditures	6,681,845	3,293,876	13,359,807	9,426,483
Distributable Cash Flow	$5,643,975	$2,589,515	$18,991,718	$6,973,621

(1)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2)	The South Texas acquisition closed on July 28, 2008 and as such only two months of operations are included in the three month and nine month period ended September 30, 2008.

(3)	The Permian Basin acquisition closed on January 31, 2008 and as such only eight months of operations are included in the nine month period ended September 30, 2008.

Adjusted Net Income

We present Adjusted Net Income in addition to our reported net income in accordance with GAAP. Adjusted Net Income is a non-GAAP financial measure that is defined as net income (loss) plus:

•	Unrealized gains and losses on commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results. Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

EXHIBIT 99.1

Vanguard Natural Resources, LLC
Reconciliation of Net Income to Adjusted Net Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net income	$71,809,370	$1,051,211	$8,857,390	$1,665,368
Plus:
Unrealized (gain) loss on commodity derivative contracts	(66,353,176)	-	6,042,967	-
Unrealized loss on interest rate derivative contracts	419,769	-	419,769	-
Total adjustments	(65,933,407)	-	6,462,736	-

Adjusted Net Income	$5,875,963	$1,051,211	$15,320,126	$1,665,368

Basic and diluted net income per unit:	$5.90	$0.18	$0.77	$0.29
Plus:
Unrealized (gain) and loss on commodity and interest rate derivative contracts	(5.42)	-	0.56	-
Basic and diluted adjusted net income per unit:	$0.48	$0.18	$1.33	$0.29

Investor Relations Contact: Richard Robert - EVP and CFO, (832) 327-2258 or by email at investorrelations@vnrllc.com

Source: Vanguard Natural Resources, LLC